EXHIBIT 99.3

For Immediate Release
June 17, 2011

SUNSHINE BIOPHARMA ENTERS INTO CLINICAL TRIALS AGREEMENT
WITH THE JEWISH GENERAL HOSPITAL
IN MONTREAL, CANADA

Montreal, Quebec, Canada -- (Canada Newswire) -- Sunshine Biopharma, Inc. (OTCBB Ticker Symbol: SBFM) a development stage pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer, today announced that it has executed an agreement with The Jewish General Hospital, one of McGill University’s Hospital Centers, to conduct the necessary research and development to advance Sunshine’s lead compound, Adva-27a, through the various stages of preclinical studies and Phase I clinical trials.  Adva-27a is a small molecule that inhibits Topoisomerase II, an enzyme found in abundance in various types of aggressive cancer, and Adva-27a will be developed to target tumors with over-expression of this target.

Dr. Steve Slilaty, Sunshine’s President and CEO, stated: “We are very excited to work with the Segal Cancer Centre of the Jewish General Hospital, one of the top cancer centres in North America.  Our Adva-27a is a much more effective inhibitor of Topoisomerase II without the adverse side effects.  Data published in our issued and pending patent applications have shown that Adva-27a is significantly more effective in arresting cancer cell growth than its current market competitor.”   Dr. Slilaty also stated: “We anticipate Adva-27a to be available for “compassionate-use” by the end of the trial as small-cell lung cancer patients have limited treatment options at present.  We are excited by the prospects together with the long-standing history of the Jewish General to further enhance the length and quality of cancer patients in our community and throughout the world”.

The preclinical and clinical studies to be performed at the Segal Cancer Centre/Jewish General Hospital will be under the directorship of Dr. Gerald Batist, MD, Minda de Gunzburg Professor of Oncology and  Director of the McGill University Centre for Translational Research in Cancer which is a comprehensive cancer research and treatment program that includes a Clinical Research Unit, a Tissue Repository, a Molecular Modeling Unit, a GMP Cell Preparation Facility and a virtual link-up of scientists throughout the Montreal area focusing on laboratory-clinic interface research.

Dr. Gerald Batist, MD stated: “After reviewing Sunshine’s Adva-27a data we became very interested in advancing the development of this compound.  We are always looking for new treatment options for our cancer patients…we are excited about the potential of Adva-27a as an active agent against an important and identifiable therapeutic target”.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information Contact:

Camille Sebaaly, CFO
Sunshine Biopharma Inc.
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com